Exhibit 99.1

Mark Templeton to Continue as CEO of Citrix

Citrix Appoints Robert M. Calderoni to Board of Directors

SANTA CLARA, Calif.--(BUSINESS WIRE)--June 26, 2014--Citrix Systems, Inc. (NASDAQ:CTXS) today announced that its President and Chief Executive Officer, Mark B. Templeton, will remain in his current role and will not retire next year as previously announced. In addition, as part of its ongoing commitment to evolve its board of directors, Citrix announced the addition of Robert (Bob) M. Calderoni to its board, effective immediately.

Citrix Chairman Thomas F. Bogan said, “Since January, the Board has been working diligently with outside advisors to select our next CEO. During the search, Mark informed us that, after much consideration, his desire was to stay on as CEO. After completing our search process, and considering a number of qualified candidates, the Board concluded that Mark is the best leader to drive the Company forward at this time of dynamic change in our business.”

“While Mark has made a multi-year commitment, CEO succession remains an important focus for our Board and we will continue to manage for the time when he steps down,” Bogan said.

Templeton said, “While I had planned to retire within the year following my leave of absence, my personal circumstances have changed, and I am more determined than ever to lead Citrix through its next wave of transformation. Our core businesses have market-leading positions and our early successes in mobile and cloud services put the Company at a pivotal inflection point in its evolution. I deeply appreciate the Board’s support for my continued leadership of the company at this important time. There is much to be done, and my commitment to drive the business forward is unwavering.”

Templeton joined Citrix in 1995 as Vice President of Marketing, prior to its initial public offering. He was appointed President in 1998 and Chief Executive Officer in 2001. During his tenure, Citrix has transformed from a one-product, $15 million organization, to a global leader with revenues of $2.9 billion in 2013. He has played a key role in shaping Citrix’s culture, market direction, product strategy and passion for customers. He holds a bachelor’s degree in product design from North Carolina State University and an MBA from the University of Virginia, Darden School of Business.

Citrix also announced today the addition of Bob Calderoni to its board. Mr. Calderoni previously served as President and Chief Executive Officer of Ariba, Inc., an SAP company, and as a member of the Global Managing Board at SAP AG between 2012 and 2014.

Prior to the acquisition of Ariba by SAP in May 2012, Mr. Calderoni was Chairman and Chief Executive Officer of Ariba, beginning in July 2003. Prior to that, he held the roles of president and CEO and Executive Vice President and Chief Financial Officer.

Prior to joining Ariba in November 2000, Mr. Calderoni served as Chief Financial Officer at Avery Dennison Corporation, Senior Vice President of Finance and Controller at Apple Computer, and Vice President of Finance at IBM Corp.

“Bob brings to us a wealth of industry experience and proven capabilities in governing and managing competitive, global scale enterprises,” said Thomas Bogan. “We are honored to have a new director of Bob’s capabilities and character serve on the Citrix board.”

Mr. Calderoni also serves as a member of the board of directors of Juniper Networks and KLA-Tencor. Mr. Calderoni is a Certified Public Accountant and holds a Bachelor of Science Degree in Business Administration, Public Accounting & Finance from Fordham University.

About Citrix

Citrix (NASDAQ:CTXS) is a leader in mobile workspaces, providing virtualization, mobility management, networking and cloud services to enable new ways to work better. Citrix solutions power business mobility through secure, personal workspaces that provide people with instant access to apps, desktops, data and communications on any device, over any network and cloud. This year Citrix is celebrating 25 years of innovation, making IT simpler and people more productive. With annual revenue in 2013 of $2.9 billion, Citrix solutions are in use at more than 330,000 organizations and by over 100 million users globally. Learn more at www.citrix.com.

For Citrix Investors

This release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and of Section 21E of the Securities Exchange Act of 1934. These forward-looking statements do not constitute guarantees of future performance. Those statements involve a number of factors that could cause actual results to differ materially, including risks associated with products, their development, integration and distribution, product demand and pipeline, customer acceptance of new products, economic and competitive factors, Citrix's key strategic relationships, acquisition and related integration risks as well as other risks detailed in Citrix's filings with the Securities and Exchange Commission. Citrix assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

Citrix® is a registered trademark of Citrix Systems, Inc. in the U.S. and other countries. All other trademarks and registered trademarks are property of their respective owners.

CONTACT:
Citrix Systems, Inc.
Julie Geer, 408-790-8543
julie.geer@citrix.com
or
Eduardo Fleites, 954-229-5778
eduardo.fleites@citrix.com